Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 8, 2017
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 1st QUARTER 2017 FINANCIAL RESULTS

Worthington, Ohio – May  8, 2017 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) today announced financial results for the first quarter ended March 31, 2017.

Highlights

•	Net income for the three months ended March 31, 2017 totaled $404,000 and increased $88,000, or 27.8%, compared to net income of $316,000 for the three months ended March 31, 2016.
•	Net interest income totaled $3.1 million for the quarter ended March 31, 2017 and increased $400,000, or 15.0%, compared to $2.7 million for the quarter ended March 31, 2016.
•	Net loans increased $14.9 million, or 4.3%, to $361.0 million at March 31, 2017 compared to $346.1 million at December 31, 2016.
•	Credit quality remains strong, with net recoveries of $17,000 for the quarter. Criticized and classified assets decreased 3.9% since December 31, 2016.
•	The Board of Directors approved an extension of the Company’s stock repurchase program for an additional six months commencing May 10, 2017.

Net income for the three months ended March 31, 2017 totaled $404,000 and increased $88,000, or 27.8%, compared to net income of $316,000 for the three months ended March 31, 2016.  The increase in net income was due to a $400,000 increase in net interest income and a $50,000 decrease in provision expense, partially offset by a $166,000 increase in noninterest expense, a $138,000 decrease in noninterest income and a $58,000 increase in income tax expense.

Net income attributable to common stockholders for the three months ended March 31, 2017, totaled $190,000, or $0.01 per diluted common share, and increased $88,000, or 86.3%, compared to net income attributable to common stockholders of $102,000, or $0.01 per diluted common share, for the three months ended March 31, 2016.  For the three months ended March 31, 2017 and 2016, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $214,000 for each period.

Timothy T. O’Dell, President and CEO, commented, “We remain pleased with our earnings trajectory which has been positively impacted by continued solid loan growth (net income increased 27.8% during the first quarter of 2017 vs. the first quarter of 2016). We are also encouraged by our loan pipelines and the increasing commercial and industrial (C&I) lending activity. The investment which we made last year in expanding our Commercial Lending team is yielding encouraging new business opportunities. Our key focus for 2017 continues to be driving increased earnings along with improving operating metrics.”

Overview of Results

Net interest income.  Net interest income totaled $3.1 million for the quarter ended March 31, 2017 and increased $400,000, or 15.0%, compared to $2.7 million for the quarter ended March 31, 2016.  The increase in net interest income was primarily due to a $499,000, or 14.9%, increase in interest income, partially offset by a $99,000, or 14.3%, increase in interest expense.  The increase in interest income was primarily attributed to a $66.8 million, or 20.6%, increase in average interest-earning assets outstanding partially offset by a 19bps decrease in average yield on interest-earning assets due to the mix of interest-earning assets.  The increase in interest expense was primarily attributed to a $37.1 million, or 13.8%, increase in average interest-bearing liabilities.  As a result, net interest margin of 3.14% for the quarter ended March 31, 2017 decreased 15bps compared to the net interest margin of 3.29% for the quarter ended March 31, 2016.

Robert E. Hoeweler, Chairman of the Board, added “Our CF Team continues to produce solid loan growth along with increasing earnings, while maintaining a strong credit culture.  We believe that we are well positioned to build upon this momentum in 2017.”

Provision for loan and lease losses.  The provision for loan losses totaled $0 for the quarter ended March 31, 2017 and decreased $50,000, compared to $50,000 for the quarter ended March 31, 2016.  The decrease in the provision for loan losses for the quarter ended March 31, 2017 was primarily due to continued improvement in credit quality, favorable trends in certain qualitative factors and net recoveries for the quarter.  Net recoveries for the quarter ended March 31, 2017 totaled $17,000 compared to net recoveries of $46,000 for the quarter ended March 31, 2016.  The ratio of the ALLL to nonperforming loans was 501.2% as of March 31, 2017.

Noninterest income.  Noninterest income for the quarter ended March 31, 2017 totaled $166,000 and decreased $138,000, or 45.4%, compared to $304,000 for the quarter ended March 31, 2016. The decrease was primarily due to a $84,000 decrease in service charges on deposit accounts and a $49,000 decrease in other noninterest income.  The decrease in service charges on deposit accounts was primarily related to a decrease in overdraft fee income. The decrease in other noninterest income was related to decreased activity related to the Company’s joint ventures.

Noninterest expense.  Noninterest expense increased $166,000, or 6.8%, and totaled $2.6 million for the quarter ended March 31, 2017, compared to $2.5 million for the quarter ended March 31, 2016.  The increase in noninterest expense during the three months ended March 31, 2017 was primarily due to a $262,000 increase in salaries and employee benefits expense, which was partially offset by a $76,000 decrease in professional fees. The increase in salaries and employee benefits was due to an increase in experienced commercial lenders, coupled with an increase in personnel in operations, credit and information technology to support our growth, infrastructure and risk management practices.  The decrease in professional fees was primarily due to elevated expenses incurred during the first quarter of 2016 for recruiting, work-out expenses and one-time expenses related to a mortgage consulting project.

Income tax expense.  Income tax expense was $208,000 for the three months ended March 31, 2017, an increase of $58,000, or 38.7%, compared to $150,000 for the three months ended March 31, 2016.  The effective tax rate for the quarter ended March 31, 2017, was approximately 34.0%,  which management believes is a reasonable estimate for the effective tax rate.

Balance Sheet Activity

General.  Assets totaled $416.5 million at March 31, 2017 and decreased $19.7 million, or 4.5%, from $436.1 million at December 31, 2016.  The increase was primarily due to a $33.6 million decrease in cash and cash equivalents, partially offset by a $14.8 million increase in net loan balances.

Cash and cash equivalents.  Cash and cash equivalents totaled $24.3 million at March 31, 2017 and decreased $33.6 million, or 58.0%, from $57.9 million at December 31, 2016.  The decrease in cash and cash equivalents was a result of funding loan growth.

Securities.  Securities available for sale totaled $14.0 million at March 31, 2017 and decreased $51,000, or 0.4%, from $14.1 million at December 31, 2016.

Loans and Leases.    Net loans totaled $361.0 million at March 31, 2017 and increased $14.9 million, or 4.3%, from $346.1 million at December 31, 2016.  The increase was primarily due to a $14.6 million increase in commercial loan balances, a $6.9 million increase in construction loan balances, and a $2.2 million increase in commercial real estate loan balances, partially offset by a $5.4 million decrease in single-family residential loans balances and a $3.2 million decrease in multi-family loan balances.  The increase in commercial loan balances, construction loan balances and commercial real estate loans was due to increased sales activity.  The decrease in single-family residential and multi-family loans was primarily attributed to payoffs and maturities.

Allowance for loan and lease losses (ALLL).    The ALLL totaled $6.9 million at March 31, 2017 and increased $17,000, or 0.2%, from $6.9 million at December 31, 2016.  The increase in the ALLL was primarily due to net recoveries for the quarter.  The ratio of the ALLL to total loans was 1.89% at March 31, 2017 compared to 1.96% at December 31, 2016.  The ratio of the ALLL to nonperforming loans was 501.2% at March 31, 2017, compared to 983.7% at December 31, 2016.

Foreclosed assets.  Foreclosed assets totaled $204,000 at March 31, 2017 and remained constant compared to $204,000 at December 31, 2016.  Foreclosed assets at March 31, 2017 consisted of one single-family residential property that was transferred into REO at fair value in December 2016.

Deposits.  Deposits totaled $348.2 million at March 31, 2017 and decreased $27.1 million, or 7.2%, from $375.4 million at December 31, 2016.  The decrease was primarily attributed to a $15.4 million decrease in money market account balances and a $12.0 million decrease in certificates of deposits, partially offset by a $891,000 increase in savings account balances.  The majority of the decrease in deposit balances is related to a decline in money market balances as certain promotional rates expired, coupled with a decline in listing service and brokered CD balances.

Stockholders’ equity. Stockholders’ equity totaled $39.6 million at March 31, 2017, an increase of $277,000, or 0.7%, from $39.3 million at December 31, 2016.  The increase in total stockholders’ equity was primarily attributed to net income, which was partially offset by the dividends paid on the Company’s Series B Preferred Stock during the three months ended March 31, 2017.

Stock Repurchase Program

On April 26, 2017, the Company’s Board of Directors authorized an extension of the Company’s stock repurchase program for an additional six months commencing May 10, 2017.    Any purchases under the repurchase program will be made from time to time in the open market in accordance with applicable federal and state securities laws and regulations.  The timing and amount of any stock repurchases will be determined by the Company’s management based on its evaluation of market conditions, regulatory requirements and other corporate considerations.  Since the commencement of the stock repurchase program in May 2016, the Company has repurchased a total of 21,300 common shares for an aggregate purchase price of $30,000 as of March 31, 2017.  All repurchased shares are held by the Company as treasury stock.  No common shares of stock were repurchased during the three months ended March 31, 2017.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a presence in three major metro Ohio markets – Columbus, Cleveland, and Akron markets – as well as its two locations in Columbiana County, Ohio.  CFBank provides Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this earnings release that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the Holding Company) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

changes in economic and political conditions could adversely affect our earnings through declines in deposits, loan demand, the ability of our customers to repay loans and the value of the collateral securing our loans;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan and lease losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to effectively manage our growth;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan and lease losses or write-down assets;

•	our ability to continue to meet regulatory requirements and guidelines to which we are subject;
•	our ability to maintain consistent earnings or profitability in the future;
•	our ability to raise additional capital if and when necessary in the future;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;

•	legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	further increases in competition from other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	any failure, interruption or breach in security of our communications and information systems;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended
	March 31,
	2017	2016	% change

Total interest income	$3,857	$3,358	15%
Total interest expense	791	692	14%
Net interest income	3,066	2,666	15%

Provision for loan and lease losses	-	50	-100%
Net interest income after provision for loan and lease losses	3,066	2,616	17%

Noninterest income
Service charges on deposit accounts	89	173	-49%
Net gain on sales of loans	23	28	-18%
Other	54	103	-48%
Noninterest income	166	304	-45%

Noninterest expense
Salaries and employee benefits	1,414	1,152	23%
Occupancy and equipment	152	134	13%
Data processing	277	275	1%
Franchise and other taxes	91	88	3%
Professional fees	248	324	-23%
Director fees	69	47	47%
Postage, printing and supplies	43	54	-20%
Advertising and promotion	17	17	0%
Telephone	32	31	3%
Loan expenses	38	31	23%
Foreclosed assets, net	7	33	-79%
Depreciation	51	53	-4%
FDIC premiums	71	114	-38%
Regulatory assessment	32	28	14%
Other insurance	26	31	-16%
Other	52	42	24%
Noninterest expense	2,620	2,454	7%

Income before income taxes	612	466	31%
Income tax expense	208	150	39%
Net Income	$404	$316	28%
Dividends on Series B preferred stock and accretion of discount	(214)	(214)	0%
Earnings attributable to common stockholders	$190	$102	86%

Share Data
Basic earnings (loss) per common share	$0.01	$0.01
Diluted earnings (loss) per common share	$0.01	$0.01

Average common shares outstanding - basic	16,292,166	16,024,210
Average common shares outstanding - diluted	17,634,698	16,033,988

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2017	2016	2016	2016	2016
Assets
Cash and cash equivalents	$24,307	$57,941	$52,302	$13,007	$24,779
Interest-bearing deposits in other financial institutions	100	100	100	100	-
Securities available for sale	14,007	14,058	9,226	9,329	9,372
Loans held for sale	830	2,812	2,466	2,736	1,598
Loans and leases	367,916	353,050	336,269	330,977	307,195
Less allowance for loan and lease losses	(6,942)	(6,925)	(6,893)	(6,613)	(6,716)
Loans and leases, net	360,974	346,125	329,376	324,364	300,479
FHLB and FRB stock	3,186	1,942	1,942	1,942	1,942
Foreclosed assets, net	204	204	-	-	1,636
Premises and equipment, net	3,409	3,429	3,494	3,530	3,561
Bank owned life insurance	4,963	4,930	4,896	4,863	4,830
Accrued interest receivable and other assets	4,481	4,571	4,592	4,882	5,154
Total assets	$416,461	$436,112	$408,394	$364,753	$353,351

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$72,001	$72,779	$53,515	$37,182	$37,266
Interest bearing	276,244	302,585	292,339	258,846	255,168
Total deposits	348,245	375,364	345,854	296,028	292,434
FHLB advances	21,500	13,500	15,500	22,500	14,500
Advances by borrowers for taxes and insurance	132	408	349	198	353
Accrued interest payable and other liabilities	1,860	2,393	2,415	2,078	2,369
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	376,892	396,820	369,273	325,959	314,811

Stockholders' equity	39,569	39,292	39,121	38,794	38,540
Total liabilities and stockholders' equity	$416,461	$436,112	$408,394	$364,753	$353,351

Consolidated Financial Highlights

	At or for the three months ended
($ in thousands except per share data)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2017	2016	2016	2016	2016

Earnings (loss)
Net interest income	$3,066	$2,876	$2,936	$2,835	$2,666
Provision for loan and lease losses	$-	$-	$20	$160	$50
Noninterest income	$166	$233	$350	$290	$304
Noninterest expense	$2,620	$2,518	$2,512	$2,339	$2,454
Net Income	$404	$384	$505	$422	$316
Dividends on Series B preferred stock and accretion of discount	$(214)	$(214)	$(214)	$(215)	$(214)
Earnings (loss) available to common stockholders	$190	$170	$291	$207	$102
Basic earnings (loss) per common share	$0.01	$0.01	$0.02	$0.01	$0.01
Diluted earnings (loss) per common share	$0.01	$0.01	$0.02	$0.01	$0.01

Performance Ratios (annualized)
Return on average assets	0.39%	0.36%	0.53%	0.47%	0.36%
Return on average equity	4.10%	3.92%	5.19%	4.37%	3.29%
Average yield on interest-earning assets	3.95%	3.78%	4.22%	4.29%	4.14%
Average rate paid on interest-bearing liabilities	1.03%	1.09%	1.08%	1.06%	1.03%
Average interest rate spread	2.91%	2.69%	3.14%	3.23%	3.11%
Net interest margin, fully taxable equivalent	3.14%	2.90%	3.32%	3.41%	3.29%
Efficiency ratio	81.06%	80.99%	76.45%	74.85%	82.63%
Noninterest expense to average assets	2.51%	2.38%	2.64%	2.61%	2.80%

Capital
Tier 1 capital leverage ratio (1)	9.88%	9.66%	10.28%	10.92%	10.89%
Total risk-based capital ratio (1)	12.47%	12.46%	13.11%	13.23%	13.69%
Tier 1 risk-based capital ratio (1)	11.22%	11.20%	11.85%	11.97%	12.43%
Common equity tier 1 capital to risk weighted assets (1)	11.22%	11.20%	11.85%	11.97%	12.43%
Equity to total assets at end of period	9.50%	9.01%	9.58%	10.64%	10.91%
Book value per common share	$1.69	$1.67	$1.69	$1.67	$1.66
Tangible book value per common share	$1.69	$1.67	$1.69	$1.67	$1.66
Period-end market value per common share	$2.14	$1.75	$1.41	$1.36	$1.35
Period-end common shares outstanding	16,288,577	16,294,910	16,002,910	16,003,710	16,024,210
Average basic common shares outstanding	16,292,166	16,037,823	16,003,363	16,017,997	16,024,210
Average diluted common shares outstanding	17,634,698	16,150,989	16,021,023	16,028,990	16,033,988

Asset Quality
Nonperforming loans	$1,385	$704	$868	$1,397	$1,442
Nonperforming loans to total loans	0.38%	0.20%	0.26%	0.42%	0.47%
Nonperforming assets to total assets	0.38%	0.21%	0.21%	0.38%	0.87%
Allowance for loan and lease losses to total loans	1.89%	1.96%	2.05%	2.00%	2.19%
Allowance for loan and lease losses to nonperforming loans	501.23%	983.66%	794.12%	473.37%	465.74%
Net charge-offs (recoveries)	$(17)	$(32)	$(260)	$263	$(46)
Annualized net charge-offs (recoveries) to average loans	(0.02%)	(0.04%)	(0.32%)	0.34%	(0.06%)

Average Balances
Loans	$329,618	$333,178	$327,346	$313,438	$298,158
Assets	$418,340	$422,681	$380,319	$358,290	$349,991
Stockholders' equity	$39,404	$39,204	$38,949	$38,632	$38,422

(1) Regulatory capital ratios of CFBank